UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 9

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Pep Boys – Manny, Moe & Jack

(Name of Issuer)

Common Stock, par value $1.00 per share

(Title of Class of Securities)

713278109

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

August 31, 2006

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.			13-4088890

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,054,128

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,054,128

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,054,128

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.94%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.			20-2871525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
683,631

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
683,631

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
683,631

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.26%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC			20-0327470

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
683,631

	8)	SHARED VOTING POWER
1,054,128

	9)	SOLE DISPOSITIVE POWER
683,631

	10)	SHARED DISPOSITIVE POWER
1,054,128

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,737,759

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.20%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC			13-4126527

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,054,128

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,054,128

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,054,128

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.94%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,649,895

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,649,895

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,649,895

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.04%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Offshore Advisors, LLC			20-4797640

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,649,895

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,649,895

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,649,895

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.04%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.			13-3635132

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
3,387,654

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
3,387,654

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,387,654

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.24%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.			13-3635168

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
3,387,654

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
3,387,654

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,387,654

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.24%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
3,388,281

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
3,388,281

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,388,281

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.25%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC			20-0870632

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
415,297

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
415,297

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
415,297

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.77%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,238,021

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,238,021

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,238,021

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.28%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Carpathia Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
89,297 (see Item 5)

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
89,297 (see Item 5)

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,297 (see Item 5)

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Ambrose Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
101,312

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
101,312

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,312

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.19%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RCG Halifax Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
107,471

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
107,471

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
107,471

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.20%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Master Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
404,276

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
404,276

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
404,276

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.75%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Fund III, Ltd

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
23,285

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
23,285

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,285

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC			37-1484525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,653,318

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,653,318

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,653,318

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.05%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Advisors, LLC			13-3954331

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
427,561

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
427,561

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
427,561

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.79%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, L.L.C.			13-3937658

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,378,959

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,378,959

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., L.L.C.			13-3946794

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
2,378,959

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
2,378,959

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,378,959

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,378,959

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,378,959

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,378,959

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,378,959

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,378,959

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
2,378,959

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
2,378,959

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,378,959

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.38%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Partners, L.P.			20-0133443

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,000

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,000

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,000

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
RJG Capital Management, LLC			20-0027325

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,000

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,000

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,000

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ronald Gross

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
8,000

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
8,000

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,000

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, L.P.			73-1637217

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
52,944

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
52,944

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,944

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund (TE), L.P.			20-0024165

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
52,989

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
52,989

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,989

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn Special Opportunities Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
315,270

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
315,270

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
315,270

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.58%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
HCM/Z Special Opportunities LLC			98-0436333

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
108,281

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
108,281

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,281

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.20%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
D.B. Zwirn & Co., L.P.			02-0597442

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
DBZ GP, LLC			42-1657316

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Zwirn Holdings, LLC			30-0080444

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 713278109

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Zwirn

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
529,484

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
529,484

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
529,484

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.98%

14)		TYPE OF REPORTING PERSON
IN

This Amendment No. 9 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2005, as amended by Amendment No. 1 filed on December 9, 2005, Amendment No. 2 filed on December 22, 2005, Amendment No. 3 filed on February 15, 2006, Amendment No. 4 filed on March 28, 2006, Amendment No. 5 filed on May 22, 2006, Amendment No. 6 filed on May 24, 2006, Amendment No. 7 filed on July 13, and Amendment No. 8 filed on August 3, 2006 (together, the “Statement”), by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $1.00 per share (the “Common Stock”), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the “Company”). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2.	Identity and Background.

The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

As of September 5, 2006, the Reporting Entities are the beneficial owners of, in the aggregate, 6,304,724 shares of Common Stock, representing approximately 11.6% of the shares of Common Stock presently outstanding.

Item 3.	Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 934,600 shares of Common Stock. The amount of funds expended for such purchases was approximately $1,773,468.63 by Barington Companies Equity Partners, L.P., $5,652,366.04 by Barington Companies Offshore Fund Ltd., $240,253.54 by Barington Investments, L.P., $613,296.24 by Parche, LLC and $3,219,760.62 by Starboard Value and Opportunity Master Fund Ltd.

All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a) As of September 5, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 1,054,128 shares of Common Stock, representing approximately 1.94% of the shares of Common Stock presently outstanding based upon the 54,252,467 shares of Common Stock reported by the Company to be issued and outstanding as of May 26, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on June 7, 2006 (the “Issued and Outstanding Shares”).

As of September 5, 2006, Barington Investments, L.P. beneficially owns 683,631 shares of Common Stock, constituting approximately 1.26% of the Issued and Outstanding Shares. As of September 5, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 1,649,895 shares of Common Stock, constituting approximately 3.04% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 683,631 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 1,737,759 shares, constituting approximately 3.20% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.94% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 1,649,895 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 3.04% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 683,631 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 1,649,895 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 3,387,654 shares, constituting approximately 6.24% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 683,631 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,649,895 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 3,387,654 shares of Common Stock, constituting approximately 6.24% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 683,631 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,649,895 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 3,387,654 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 522 restricted stock units, which represent the right to receive an equal number of shares of Common Stock, and 105 shares of Common Stock issuable pursuant to currently exercisable options. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 3,388,281 shares of Common Stock, constituting approximately 6.25% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 1,054,128 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 683,631 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 1,649,895 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 522 restricted stock units and the 105 shares of Common Stock issuable pursuant to currently exercisable options.

As of September 5, 2006, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company’s outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd.

As of September 5, 2006, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 415,297 and 1,238,021 shares of Common Stock, respectively, constituting approximately 0.77% and 2.28%, respectively, of the Issued and Outstanding Shares. As the managing member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 415,297 shares and the 1,238,021 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 1,653,318 shares, constituting approximately 3.05% of the Issued and Outstanding Shares. As of September 5, 2006, each of RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd. and Ramius Master Fund III, Ltd beneficially own 101,312, 107,471, 404,276 and 23,285 shares of Common Stock, respectively, constituting approximately 0.19%, 0.20%, 0.75% and 0.04%, respectively, of the Issued and Outstanding Shares. As the investment manager of Ramius Master Fund, Ltd. and Ramius Fund III, Ltd, Ramius Advisors, LLC may be deemed to beneficially own the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 427,561 shares, constituting approximately 0.79% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and Ramius Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, L.L.C. may be deemed to beneficially own the 415,297 shares of Common Stock owned by Parche, LLC, the 1,238,021 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,378,959 shares, constituting approximately 4.38% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 415,297 shares of Common Stock owned by Parche, LLC, the 1,238,021 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,378,959 shares, constituting approximately 4.38% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 415,297 shares of Common Stock owned by Parche, LLC, the 1,238,021 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, representing an aggregate of 2,378,959 shares, constituting approximately 4.38% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 415,297 shares of Common Stock owned by Parche, LLC, the 1,238,021 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd., the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., the 101,312 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., the 107,471 shares of Common Stock owned by RCG Halifax Fund, Ltd., the 404,276 shares of Common Stock owned by Ramius Master Fund, Ltd. and the 23,285 shares of Common Stock owned by Ramius Fund III, Ltd, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

As of September 5, 2006, RJG Capital Partners, L.P. beneficially owns 8,000 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 8,000 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 8,000 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 8,000 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of September 5, 2006, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 52,944 shares and 52,989 shares of Common Stock, respectively, constituting approximately 0.10% and 0.10%, respectively, of the Issued and Outstanding Shares. As of September 5, 2006, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 315,270 shares and 108,281 shares of Common Stock, respectively, constituting approximately 0.58% and 0.20%, respectively, of the Issued and Outstanding Shares.

As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 52,944 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 52,989 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 315,270 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 108,281 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 529,484 shares, constituting approximately 0.98% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: September 6, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON OFFSHORE ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

PARCHE, LLC
By:	Admiral Advisors, LLC, its managing member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG CARPATHIA MASTER FUND, LTD.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RCG AMBROSE MASTER FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RCG HALIFAX FUND, LTD.
By:	Ramius Capital Group, L.L.C., its Investment Manager
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS MASTER FUND, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS FUND III, LTD
By:	Ramius Advisors, LLC its Investment Manager
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

RAMIUS ADVISORS, LLC
By:	Ramius Capital Group, L.L.C. its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

ADMIRAL ADVISORS, LLC
By:	Ramius Capital Group, L.L.C., its sole member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Authorized Signatory

RAMIUS CAPITAL GROUP, L.L.C.
By:	C4S & Co., L.L.C., its Managing Member
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

C4S & CO., L.L.C.
By:	/s/ Jeffrey M. Solomon

Name:	Jeffrey M. Solomon
Title:	Managing Member

/s/ Jeffrey M. Solomon

Jeffrey M. Solomon, individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, and Thomas W. Strauss

RJG CAPITAL PARTNERS, L.P.
By:	RJG Capital Management, LLC, its general partner
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

/s/ Ronald J. Gross

Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

HCM/Z SPECIAL OPPORTUNITIES LLC
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN & CO., L.P.
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn

SCHEDULE

This schedule sets forth information with respect to each purchase or sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

Date	Number of Shares	Price Per Share	Cost (*)

8/17/2006	14,461	$10.9987	$159,052.20
8/17/2006	16,048	$10.9100	$175,083.68
8/18/2006	22,667	$11.0000	$249,337.00
8/31/2006	93,333	$12.7500	$1,189,995.75

Shares purchased by Barington Investments, L.P.

Date	Number of Shares	Price Per Share	Cost (*)

8/17/2006	5,955	$10.9987	$65,497.26
8/17/2006	6,608	$10.9100	$72,093.28
8/18/2006	9,333	$11.0000	$102,663.00

Shares purchased by Barington Companies Offshore Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost (*)

8/17/2006	22,117	$10.9987	$243,258.25
8/17/2006	24,544	$10.9100	$267,775.04
8/18/2006	34,667	$11.0000	$381,337.00
8/31/2006	373,333	$12.7500	$4,759,995.75

Shares purchased by Parche, LLC

Date	Number of Shares	Price Per Share	Cost (*)

8/17/2006	3,776	$10.9100	$41,196.16
8/17/2006	3,403	$10.9987	$37,428.58
8/18/2006	5,333	$11.0000	$58,663.00
8/31/2006	37,334	$12.7500	$476,008.50

Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

Date	Number of Shares	Price Per Share	Cost (*)

8/17/2006	19,824	$10.9100	$216,279.84
8/17/2006	17,864	$10.9987	$196,480.78
8/18/2006	28,000	$11.0000	$308,000.00
8/31/2006	196,000	$12.7500	$2,499,000.00

(*)	Excludes commissions and other execution-related costs.